UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/29/2014

APPLE INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-10030

CA	94-2404110
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1 Infinite Loop, Cupertino, CA 95014
(Address of principal executive offices, including zip code)

(408) 996-1010
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b), (c), (e)

As part of Apple Inc.'s previously announced CFO transition plan, effective May 29, 2014, Apple appointed Luca Maestri, 50, as Apple's Senior Vice President, Chief Financial Officer. Mr. Maestri will continue to serve as Apple's Principal Accounting Officer. Mr. Maestri succeeds Peter Oppenheimer in the role of CFO, and Mr. Oppenheimer will transition the balance of his responsibilities over the summer until his planned retirement at the end of September.

In connection with Mr. Maestri's appointment as CFO, he will receive an annual salary of $1 million and will be eligible to participate in Apple's performance-based cash bonus program for executive officers on a pro rata basis for fiscal 2014. Also in connection with his appointment, the Compensation Committee of Apple's Board of Directors awarded Mr. Maestri 6,337 restricted stock units under Apple's 2014 Employee Stock Plan. 1,137 restricted stock units are scheduled to vest on October 1, 2015 and 1,107 restricted stock units are scheduled to vest on October 1, 2016. In each case, between 0% and 200% of the scheduled number of units may vest, with the percentage determined based on Apple's relative total shareholder return from May 29, 2014 through September 26, 2015 and from May 29, 2014 through September 24, 2016, respectively. The award also includes 4,093 restricted stock units scheduled to vest in equal installments on each of May 29, 2016, May 29, 2017, and May 29, 2018, subject to continued employment through the applicable vesting dates.

Apple has previously reported the information required by Items 401(b) and (e) of Regulation S-K in the section of Apple's Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2013, filed with the Securities and Exchange Commission on April 24, 2013, entitled "Part II-Item 5. Other Information." With respect to the disclosure required pursuant to Item 401(d) of Regulation S-K, there are no family relationships between Mr. Maestri and any director or executive officer of Apple. With respect to Item 404(a) of Regulation S-K, there are no transactions between Mr. Maestri and Apple that would be required to be disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLE INC.

Date: May 30, 2014	By:	/s/ D. Bruce Sewell
D. Bruce Sewell
Senior Vice President, General Counsel and Secretary